Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act 1933, as amended, of our report dated April 10, 2020 with respect to the audited consolidated financial statements of Ebang International Holdings Inc. for the years ended December 31, 2019 and 2018 appearing in the Registration Statement on Form F-1 (File No. 333-249647) (the “Earlier Effective Registration Statement”).

We also consent to the references to us under the heading “Experts” in the Earlier Effective Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 20, 2020